Exhibit 99.1

                       HERCULES COMMITS $22.0M TO CORNICE

         Leading Innovator of Small, High Capacity Storage Solutions for
                          Consumer Electronics Devices

Palo Alto, Calif. - Dec. 14, 2005 - Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), a leading debt and equity growth capital provider to technology and life science companies, today announced that it is providing $22.0 million of structured mezzanine debt financing to Cornice, Inc., a leading innovator in consumer storage solutions that enable a new generation of pocket-able consumer electronic ("CE") devices.

"The CE market has experienced rapid growth as consumers are demanding more portability and greater performance from their mobile computing devices. Cornice's leading-edge storage solutions for these CE devices have continued to gain acceptance in a wide variety of end product segments. By enabling greater storage capabilities in small form factor devices like MP3 players, USB personal storage designs and third generation HDD mobile phones, Cornice is bringing new levels of content capacity as well as end user affordability to the marketplace," said Ed Messman, managing director of Hercules Technology Growth Capital. "Compelling new services for CE products are also placing additional demands on manufacturers to increase storage capacity. Cornice's one-inch Storage Element ("SE") provides amazing levels of capacity for this new content with features specifically targeted at these emerging markets."

The Cornice SE is the lowest cost-to-capacity ratio of any existing storage solution, and is an attractive alternative to expensive solid state options, such as Flash memory. It is the result of a fundamental simplification by some of the leading experts in the field of storage architecture. With both simplified electronics and mechanics, the SE design is specifically focused on portable consumer electronics.

ABOUT HERCULES TECHNOLOGY GROWTH CAPITAL

Founded in December 2003, Hercules Technology Growth Capital, Inc. is a publicly traded specialty finance company providing debt and equity growth capital to technology and life sciences companies at all stages of development, including post IPO. The company primarily finances privately held companies backed by leading venture capital and private equity firms and also may finance certain publicly traded companies.

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Hercules focuses its investments in companies active in the technology and life sciences industries. Targeted sub-sectors may include companies characterized by products or services that require advanced technologies, including computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure or services, Internet consumer and business services, telecommunications, telecommunications equipment, media; life sciences companies include biotechnology and medical devices. The company's investments are originated through its principal office located in the Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to privately held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses.

For more information, please visit http://www.herculestech.com. Companies interested in learning more about financing opportunities should contact info@herculestech.com or call 650-289-3060.

ABOUT CORNICE, INC.:
Cornice Inc. is the leading innovator in consumer storage solutions that enable a new generation of pocket-able consumer electronic devices for the world's foremost brand-name manufacturers. The Cornice Storage Element (SE) is durable, integrated personal storage that brings new levels of durability and content capacity to these devices. The Cornice SE is built into a wide variety of consumer products, including mobile phones, MP3 players, personal video recorders, GPS devices and portable storage products. Cornice customers consist of the world's leading consumer electronics manufacturers. Privately held, Cornice is headquartered in Longmont, Colorado, with integration centers in Hong Kong, Japan and Taiwan. Visit Cornice at http://www.corniceco.com.

Contact:

     Hercules Technology Growth Capital, Inc.
     Main, 650.289.3060
     info@herculestech.com
     Deborah Stapleton, 650.470.0200
     deb@stapleton.com